THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

COMMON STOCK PURCHASE WARRANT

OF

PHOENIX ENERGY RESOURCE CORPORATION

December 15, 2010

THIS WARRANT CERTIFIES THAT, for value received, CCG Investor Relations Partners LLC ("Holder") is entitled to purchase up to 60,000 shares fully-paid and non-assessable shares of the Common Stock, par value $0.001 per share (the "Shares") of Phoenix Energy Resource Corporation which plans to change its' name to China Forestry Industry Group, Inc. (the "Company") at a price of $4.00 per Share, subject to adjustment pursuant to Article II, Section 2.12 hereof (the "Warrant Price"), subject to the provisions and upon the terms and conditions of set forth herein.

ARTICLE I

TERM AND EXERCISE

1.1 Term: Notice of Expiration. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before 5:00 p.m. Pacific time on the 5th anniversary of the date of this Warrant ("December 15, 2015"). The Company shall give Holder written notice of Holder's right to exercise this Warrant in the form attached as Appendix A at least 30 days before the Expiration Date. If the notice is not so given, the Expiration Date shall automatically be extended until 30 days after the date the Company delivers the notice to Holder.

1.2 Method of Exercise. Holder may exercise this Warrant, in whole or in part, by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix B to the principal office of the Company. Unless Holder elects to exercise this Warrant in accordance with the cashless exercise provisions described in Article IV below, Holder shall also deliver to the Company good funds for the aggregate Warrant Price for the Shares being purchased.

1.3 Delivery of Certificate and New Warrant. Promptly after Holder exercises this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

1.4 Lost or Destroyed Warrant. Upon receipt of evidence reasonably satisfactory to Company of the ownership of and the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of the mutilated Warrant, Company will execute and deliver, in lieu thereof, a new Warrant of like tenor.

1.5 Sale, Merger, or Consolidation of the Company.

1.5.1 Acquisition. For the purpose of this Warrant, "Acquisition" means any sale, license, or other disposition of substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the Company is not the surviving corporation and the securities issued with respect to the Company's securities outstanding immediately before the transaction represent less than 50% of the beneficial ownership of the new entity immediately after the transaction.

1.5.2 Assumption of Warrant. If, upon the closing of any Acquisition, the successor entity assumes the obligations of this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Share's issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly. The Company shall use reasonable efforts to cause the surviving corporation to assume the obligations of this Warrant.

1.5.3 Non-Assumption. If upon the closing of any Acquisition, the successor entity does not assume the obligations of this Warrant and Holder has not otherwise exercised this Warrant in full, then the unexercised portion of this Warrant shall be converted into a number of Shares which shall be determined by dividing (a) the aggregate fair market value of the Shares issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. For purposes of this determination, the "fair market value" of one Share shall be equal to any consideration attributable to one share of Common Stock that would have been received by Holder in consideration of the Shares had Holder exercised the unexercised portion of this Warrant immediately before the record date for determining the shareholders entitled to participate in the Acquisition The board of directors of the Company shall then reasonably and in good faith calculate the pro rata amount of cash, property, and securities that Holder would be entitled to receive if Holder had exercised the unexercised portion of this Warrant in full for cash immediately before the record date for determining the shareholders entitled to participate in the Acquisition (the "Gross Proceeds"). The Company shall then distribute to Holder an amount of such cash, property, and securities, in the same proportion as distributed to the other shareholders of the Company, equal in value to the Gross Proceeds less the aggregate Warrant Price of the unexercised portion of this Warrant, but not less than zero.

1.6 Purchase Right. Notwithstanding the foregoing, at the election of Holder, the Company shall purchase the unexercised portion of this Warrant for cash upon the closing of any Acquisition for an amount equal to (a) the fair market value of any consideration that would have been received by Holder in consideration of the Shares had Holder exercised the unexercised portion of this Warrant immediately before the record date for determining the shareholders entitled to participate in the proceeds of the Acquisition, less (b) the aggregate Warrant Price of the Shares, but in no event less than zero.

ARTICLE II

ADJUSTMENTS TO THE SHARES

2.1 Certain Definitions. As used in this Article II, the following terms have the following respective meanings:

(a) "Option" means any right, option, or warrant to subscribe for, purchase, or otherwise acquire Common Stock or Convertible Securities.

(b) "Convertible Securities" means any evidences of indebtedness, shares of stock, or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(c) "Dilutive Issue" means the issuance of Additional Common Shares at a price below the Warrant Price.

(d) "Issue" means to grant, issue, sell, assume, or fix a record date for determining persons entitled to receive any security (including Options).

(e) "Additional Common Shares" means all Common Stock of the Company (including reissued shares) Issued (or deemed to be Issued pursuant to Section 2.2) after the date of this Warrant. Additional Common Shares does not include, however, (i) any Common Stock Issued in a transaction described in Sections 2.7, 2.8, or 2.9; (ii) any Common Stock Issued upon conversion of convertible securities that are outstanding on the date of this Warrant; (iii) the Shares issued upon exercise of this Warrant; or (iv) Common Stock or Options Issued to employees, officers, directors, or consultants to the Company as an incentive or in a non-financing transaction or pursuant to an equity incentive plan adopted by the Company's board of directors. If the Shares are ultimately convertible into securities other than Common Stock, "Additional Common Shares" shall mean all such other securities (including reissued securities) Issued (or deemed to be Issued) after the date of this Warrant, and all references in this Article to Common Stock shall be deemed to refer to such other securities.

2.2 Deemed Issuance of Additional Common Shares. The shares of Common Stock ultimately Issuable upon exercise of an Option (including the shares of Common Stock ultimately Issuable upon conversion of a Convertible Security Issuable pursuant to an Option) are deemed to be Issued when the Option is Issued. The shares of Common Stock ultimately Issuable upon conversion of a Convertible Security (other than a Convertible Security Issued pursuant to an Option) shall be deemed Issued upon Issuance of the Convertible Security. The maximum amount of Common Stock Issuable is determined without regard to any future adjustments permitted under the instrument creating the Options or Convertible Securities.

2.3 Adjustment Following Changes in Terms of Options or Convertible Securities. If the consideration payable to, or the amount of Common Stock Issuable by, the Company increases or decreases, respectively, pursuant to the terms of any outstanding Options or Convertible Securities, the Warrant Shares shall be recomputed to reflect such increase or decrease. The recomputation shall be made as of the time of the Issuance of the Options or Convertible Securities. Any changes in the Warrant Shares that occurred after such Issuance because other Additional Common Shares were Issued or deemed Issued shall also be recomputed.

2.3.1 No Adjustment for Issuances Following Deemed Issuances. No Adjustment to the Warrant Price or Shares Issuable upon exercise of this Warrant shall be made upon the exercise of Options or conversion of Convertible Securities.

2.4 Recomputation Upon Expiration of Options or Convertible Securities. The Warrant Shares computed upon the original Issue of any Options or Convertible Securities, and any subsequent adjustments based thereon, shall be recomputed when any Options or rights of conversion under Convertible Securities expire without having been exercised. In the case of Convertible Securities or Options for Common Stock, the Warrant Shares shall be recomputed as if the only Additional Common Shares Issued were the shares of Common Stock actually Issued upon the exercise of such securities, if any, and as if the only consideration received therefor was the consideration actually received upon the Issue, exercise, or conversion of the Options or Convertible Securities. In the case of Options for Convertible Securities, the Warrant Shares shall be recomputed as if the only convertible Securities Issued were the Convertible Securities actually Issued upon the exercise thereof, if any, and as if the only consideration received therefor was the consideration actually received by the Company (determined pursuant to Section 2.9), if any, upon the Issue of the Options for the Convertible Securities.

2.5 30-Day Options. In the case of any Options that expire by their terms not more than 30 days after the date of Issue thereof no adjustment of the Warrant Shares shall be made until the expiration or exercise of all such Options.

2.6 Computation of Consideration. The consideration received by the Company for the Issue of any Additional Common shares shall be computed as follows:

2.6.1 Cash. Cash shall be valued at the amount of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends.

2.6.2 Property. Property other than cash shall be computed at the fair market value thereof at the time of Issue, as determined in good faith by the board of directors of the Company.

2.6.3 Mixed Consideration. The consideration for Additional Common Shares Issued together with other property of the Company for consideration that covers both shall be determined in good faith by the board of directors.

2.6.4 Options and Convertible Securities. The consideration per Additional Common Share for Options and Convertible Securities shall be determined by dividing: (a) the total amount, if any, received or receivable by the Company for the Issue of the Options or Convertible Securities, plus the minimum amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon exercise of the Options or conversion of the Convertible Securities, by (b) the maximum amount of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) ultimately Issuable upon the exercise of such Options or the conversion of such Convertible Securities.

2.7 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its Common Stock (or the Shares if the Shares are securities other than Common Stock) payable in Common Stock, Options, or Convertible Securities, subdivides the outstanding Common Stock into a greater amount of Common Stock, or, if the Shares are securities other than Common Stock, subdivide the Shares in a transaction that increases

2.8 Reclassification, Reorganization, Consolidation or Merger. Subject to Section 1.6, upon any reorganization, consolidation, merger, or other event that results in a reclassification of the securities Issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, reorganization, consolidation, or merger. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrants

2.9 Adjustments for Combinations, Etc. If the outstanding Shares (or the outstanding securities into which the Shares are directly or indirectly convertible) are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.

2.10 No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all of the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's right under this Article against impairment. If the Company takes any action affecting the Shares or its Common Stock other than as described above that adversely affects Holder's rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares Issuable upon exercise of this Warrant shall be adjusted upward, and if necessary the class of securities Issuable upon exercise of this Warrant shall be adjusted, in such a manner that the aggregate Warrant Price of this Warrant is unchanged and the aggregate number of shares ultimately Issuable upon exercise of this Warrant and conversion of the Shares is unchanged.

2.11 Fractional Shares. No fractional Shares shall be Issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.12 Certificate as to Adjustments. In any case of an adjustment or readjustment of the Warrant Price or the number of Shares, the Company's chief financial officer at its expense shall compute such adjustment or readjustment in accordance with the provisions hereof and shall prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to Holder at Holder's address as shown in Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of (a) the consideration received or deemed to be received by Company for any Common Stock issued or sold or deemed to have been issued or sold, (b) the Warrant Price at the time in effect and the adjusted Warrant Price, (c) the number of additional Shares and (d) the type and amount, if any, of other

ARTICLE III

REGISTRATION RIGHTS

3.1 "Piggy Back" Registration. (a) If at any time the Company shall determine to register under the Securities Act of 1933, as amended (including pursuant to a demand of any shareholder of the Company exercising registration rights) any of its Common Stock (other than a registration statement on Form S-4 or S-8), it shall send to Holder written notice of such determination at least thirty (30) days prior to the filing of any registration statement and, if within fifteen (15) days after receipt of such notice, Holder shall so request in writing, the Company shall use its best efforts to include in such registration statement all of the Registrable Shares that Holder requests to be registered. For purposes of this Article III, the term "Registrable Shares" means and includes any Common Stock of the Company issued or issuable upon the conversion or exercise of any warrant (including this Warrant), right or other security or which is issued as a result of a stock split, dividend or other distribution with respect to or in exchange for or in replacement of such shares.

(b) If such registration involves an underwritten public offering and the total amount of securities, including Registrable Shares, requested by shareholders to be included in such offering exceeds the amount of securities that the managing underwriter determines in its reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Shares, which the managing underwriter determines in its reasonable discretion will not jeopardize the success of the offering (the securities so included to be apportioned in the following order of priority (A) first, to any shareholder of the Company exercising registration rights pursuant to which the Company initiated the registration, (B) second, to the Company, (C) third, among other holders of the Company's securities (including Holder) requesting to register Registrable Shares on a pro rata basis according to each holder's ownership of Registrable Shares relative to all other holders' ownership of Registrable Shares who have requested registration hereunder, and, (D) fourth, to the extent additional securities may be included therein, pro rata among the other selling shareholders according to the total amount of securities owned by each such shareholder); provided, however, that in any registration other than the initial public offering of the Company's Common Stock the number of shares requested to be included by Holder shall not be reduced below 20% of the total number of securities to be provided in the registration. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Shares and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling shareholder," and any pro-rata reduction with respect to such "selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder," as defined in this sentence. If Holder

disapproves of the terms of such underwriting, Holder may elect to withdraw its Registrable Shares therefrom by written notice to the Company and the underwriter.

3.2 Effectiveness. (a) The Company will use its reasonable best efforts to maintain the effectiveness of any registration statement pursuant to which any of Holder's Registrable Shares are being offered until the date that all of Holder's Registrable Shares are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (1) includes any prospectus required by Section 10(a)(3) of Securities Act or (2) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (1) and (2) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in the registration statement.

(b) The Company will from time to time amend or supplement such registration statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act and any applicable state securities statute or regulation.

3.4 Exchange Act Registration. With a view to making available to Holder the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) use its best efforts to make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) maintain the registration of its Common Stock under Section 12 of the Exchange Act (if its Common Stock is so registered);

(c) file on a timely basis with the SEC all information that the SEC may require under either of Section 13 or Section 15(d) of the Exchange Act and, so long as it is required to file such information, take all action that may be required as a condition to the availability of Rule 144 under the Securities Act (or any successor exemptive rule hereinafter in effect) with respect to the Company's Common Stock;

(d) furnish to Holder upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company as filed with the SEC and (iii) any other reports and documents that Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing Holder to sell any such Registrable Shares without registration.

3.5 Further Obligations of the Company. Whenever the Company is required under this Article III to register Registrable Shares, it agrees that it shall also do the following:

(a) Furnish to Holder such copies of the registration statement (including any amendments thereto) and each preliminary and final prospectus and any other documents that Holder may reasonably request to facilitate the public offering of its Registrable Shares;

(b) Use its reasonable best efforts to register or qualify the Registrable Shares to be registered pursuant to this Agreement under the applicable securities or "blue sky" laws of California; provided, however, that the Company shall not be obligated to qualify to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to the service of process in suits other than those arising out of the offer or sale of the securities covered by the registration statement in any jurisdiction where it is not then so subject;

(c) notify Holder of Registrable Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(d) Cause all such Registrable Shares registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(e) Provide a transfer agent and registrar for all Registrable Shares registered pursuant hereunder and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration; and

(f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. If Holder participates in such underwriting, Holder shall also enter into and perform its obligations under such an agreement.

3.6 Expenses. The Company shall bear all costs and expenses of each such registration, including, but not limited to, printing, legal and accounting expenses, SEC filing fees, "blue sky" fees and expenses, and all NASD, stock exchange listing and qualification fees; provided, however, that the Company shall have no obligation to pay or otherwise bear (i) any portion of the underwriter's commissions or discounts attributable to the Registrable Shares being offered and sold by Holder, or (ii) any of such expenses if the payment of such expenses by the Company is prohibited by the laws of a state in which such offering is qualified and only to the extent so prohibited.

3.7 Transfer of Registration Rights. The registration rights of Registrable Shares under this Agreement may be transferred (i) in the case of an individual, to any member of the immediate family of such individual or to trust for the benefit of the individual or any such family member or members and (ii) to any partner, member or affiliate of Holder. In the event of a transfer of registration rights as provided in (i) or (ii) above, the transferee shall execute a counterpart to this Agreement and agree to be bound by the terms of this Agreement. The transferor shall provide the Company with written notice of such transfer within a reasonable time.

3.8 Termination of Registration Rights. The obligations of the Company to register Holder's Registrable Shares pursuant to this Article III shall terminate if all Registrable Securities held by and issuable to Holder (and each of its affiliates, partners, former partners, members, former members and other lawful transferees) may be sold under Rule 144 during any single 90-day period.

ARTICLE IV

CASHLESS EXERCISE

4.1. Method of Exercise. In addition to and without limiting the right of Holder under paragraph 1.2, at Holder's option, this Warrant may be exercised by being exchanged in whole or from time to time in part at any time on or prior to the Expiration Date, for a number of shares of Common Stock having an aggregate Fair Market Value on the date of such exercise equal to the difference between (x) the Fair Market Value of the number of shares of Common Stock subject to this Warrant designated by the Holder on the date of the exercise (the "Designated Number of Shares") and (y) the aggregate Warrant Exercise Price for such shares in effect at such time.

Upon any such exercise, the number of shares of Common Stock purchasable upon exercise of this Warrant shall be reduced by the Designated Number of Shares and, if a balance of purchasable shares of Common Stock remains after such exercise, the Company shall execute and deliver to Holder (or its designee) a new Warrant for such balance of shares. No payment of any cash or other consideration to the Company shall be required from Holder (or its designee) in connection with any exercise of this Warrant by exchange pursuant to this Article IV. Such exchange shall be effective upon the date of receipt by the Company of the Warrant surrendered for cancellation and a written request from Holder that the exchange pursuant to this section be made, or at such later date as may be specified in such request. No fractional shares arising out of the above formula for determining the number of shares issuable in such exchange shall be issued, and the Company shall in lieu thereof make payment to the Holder of cash in the amount of such fraction multiplied by the Current Market Price of a share of Common Stock on the date of the exchange.

4.2 Availability of Rule 144. So long as no cash is paid in connection with the cashless exercise of this Warrant, the holding period for the shares issued in connection with such cashless exercise, for the purposes of Rule 144 of the Securities Act of 1933, shall relate back to the date of this Warrant.

ARTICLE V

MISCELLANEOUS

5.1 Legends. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION

STATEMENT AS TO SUCH SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

5.2 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if reasonably requested by the Company and in such event, the cost of the opinion shall be borne by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material questions as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) (as required), the selling broker represents that it has complied with Rule 144(f) (as required), and the Company is provided with a copy of Holder's notice of proposed sale.

5.3 Transfer Procedure. Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address, and taxpayer identification number of the transferee and surrendering this Warrant to the Company for re-issuance to the transferee(s) (and Holder if applicable).

5.4 Notice of Certain Events. In addition to any notices required by to given pursuant to Article III hereof, if the Company proposes at any time (a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend, (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of Common Stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve, or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company's securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above, at least 20 days' prior written notice of the date when the same will take place (and specifying the date on which the holders of Common Stock will be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event), and (3) in the case of the matter referred to in (e) above, the same notice as is given to holders of such registration rights. Such notice must be in compliance with all applicable federal and state securities laws, the rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted.

5.5 Notices. Any notice required to be given under the terms of this Warrant shall be sent by certified or registered mail (return receipt requested) or delivered by hand or confirmed facsimile, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered by hand or confirmed facsimile, in each case addressed as follows:

(i) if to the Company:

Phoenix Energy Resource Corporation
Attn: YuLu Bai, Chairman and Chief Executive Officer
Jun Yue Hua Ting, Building A
3rd Floor, Unit -1, #58 Xin Hua Road
Guiyang, Guizhou Province 550002
People's Republic of China

(ii) if to the Holder:

CCG Investor Relations Partners, LLC
10960 Wilshire Blvd., Suite 2050
Los Angeles, CA 90024
Attention: William F. Coffin,
Associate Managing Partner
Fax: 1-310-231-8663

5.6 Amendments. This Warrant may be amended only in writing, signed by the party against whom enforcement is sought.

5.7 Governing Law. This Warrant and all rights and obligation hereunder shall be governed by the laws of the State of California.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first above written.

Phoenix Energy Resource Corporation DBA
China Forestry Industry Group, Inc.

By [signature]
YuLu Bai, Chairman and CEO

December 7, 2010
Date

Accepted by:

____
William F. Coffin, Associate Managing Partner
CCG Investor Relations Partners LLC

____
Date

APPENDIX A

NOTICE THAT WARRANT IS ABOUT TO EXPIRE

CCG Investor Relations Partners, LLC
10960 Wilshire Blvd., Suite 2050
Los Angeles, CA 90024

Dear Mr. Coffin:

This is to advise you that the Warrant issued to you described below will expire on December 15, 2015.

Issuer:	Phoenix Energy Resource Corporation
Issue Date:	December 15, 2010
Class of Security Issuable:	Common Stock
Exercise Price per share:	$4.00
Number of Shares Issuable:	60,000
Procedure for Exercise:	

Please contact the undersigned with any questions you may have concerning exercise of the Warrant. This is your only notice of pending expiration.

By: ______________________
YuLu Bai, Chairman and CEO

APPENDIX B

NOTICE OF EXERCISE

Phoenix Energy Resource Corporation
Jun Yue Hua Ting, Building A
3rd Floor, Unit -1, #58 Xin Hua Road
Guiyang, Guizhou Province 550002
People's Republic of China
Attn: YuLu Bai, Chairman and Chief Executive Officer

To Whom It May Concern:

The undersigned hereby irrevocably exercises its right to purchase 60,000 shares (the Shares") of the Common Stock of Phoenix Energy Resource Corporation pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.
OR

The undersigned hereby elects to convert the attached Warrant into Shares/cash in the manner specified in the Warrant. This conversion is exercised with respect to 60,000 of Shares covered by the Warrant.

Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

The undersigned agrees not to sell, pledge or otherwise transfer any of the Shares obtained upon of the Warrant, except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or applicable state securities laws.

____
William F. Coffin, Associate Managing Partner
CCG Investor Relations Partners LLC

____
(Date)